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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Midstates Petroleum Company, Inc.
(Name of Registrant as Specified In Its Charter)

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MIDSTATES PETROLEUM COMPANY, INC.
4400 Post Oak Parkway, Suite 1900
Houston, Texas 77027

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Midstates Petroleum Company, Inc.:

        Notice is hereby given that the Annual Meeting of Stockholders of Midstates Petroleum Company, Inc. (the "Company") will be held at The Hotel Granduca, 1080 Uptown Park Blvd., Houston, Texas 77056, on Thursday, May 16, 2013, at 9:00 a.m. Central Time (the "Annual Meeting"). The Annual Meeting is being held for the following purposes:

        1.     To elect three Class I directors, each for a term of three years.

        2.     To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accountants for 2013.

        3.     To transact such other business as may properly come before the Annual Meeting.

        These proposals are described in the accompanying proxy materials. You will be able to vote at the Annual Meeting, or any adjournment or postponement thereof, only if you were a stockholder of record at the close of business on March 22, 2013.

YOUR VOTE IS IMPORTANT

Please vote over the internet at www.proxyvote.com or by phone at 1-800-690-6903 promptly so that your shares may be voted in accordance with your wishes and so we may have a quorum at the Annual Meeting. Alternatively, if you did not receive a paper copy of the proxy materials (which includes the proxy card), you may request a paper proxy card at the website or telephone number provided above, which you may complete, sign and return by mail.

By Order of the Board of Directors,
John A. Crum President, Chief Executive Officer and Chairman of the Board

Houston, Texas
April 16, 2013

MIDSTATES PETROLEUM COMPANY, INC.
4400 Post Oak Parkway, Suite 1900
Houston, Texas 77027

PROXY STATEMENT

2013 ANNUAL MEETING OF STOCKHOLDERS

        The Board of Directors of the Company requests your proxy for the Annual Meeting that will be held Thursday, May 16, 2013, at 9:00 a.m. Central Time, at The Hotel Granduca, 1080 Uptown Park Blvd., Houston, Texas 77056. By granting the proxy, you authorize the persons named on the proxy to represent you and vote your shares at the Annual Meeting. Those persons will also be authorized to vote your shares to adjourn the Annual Meeting from time to time and to vote your shares at any adjournments or postponements of the Annual Meeting. The proxy materials, including this proxy statement, proxy card or voting instructions and our 2012 annual report, are being distributed and made available on or about April 16, 2013.

        If you attend the Annual Meeting, you may vote in person. If you are not present at the Annual Meeting, your shares may be voted only by a person to whom you have given a proper proxy. You may revoke the proxy in writing at any time before it is exercised at the Annual Meeting by delivering to the Corporate Secretary of the Company a written notice of the revocation, by submitting your vote electronically through the internet or by phone after the grant of the proxy, or by signing and delivering to the Corporate Secretary of the Company a proxy with a later date. Your attendance at the Annual Meeting will not revoke the proxy unless you give written notice of revocation to the Corporate Secretary of the Company before the proxy is exercised or unless you vote your shares in person at the Annual Meeting.

Stockholders of Record and Beneficial Owners

        Most of the Company's stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

        Stockholders of Record.    If your shares are registered directly in your name with the Company's transfer agent, you are considered the stockholder of record with respect to those shares, and the proxy materials, including a proxy and voting instruction card, is being sent directly to you by our agent. As a stockholder of record, you have the right to vote by proxy or to vote in person at the Annual Meeting.

        Beneficial Owners.    If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in "street name," and the proxy materials will be forwarded to you by your broker or nominee. The broker or nominee is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker how to vote. Beneficial owners that receive the proxy materials by mail from the stockholder of record should follow the instructions included in the proxy materials to transmit voting instructions.

QUORUM AND VOTING

        Voting Stock.    The Company's common stock, par value $0.01 per share (the "Common Stock"), is the only class of securities that entitles holders to vote generally at meetings of the Company's stockholders. The Company's Series A Mandatorily Convertible preferred stock, par value $0.01 per share (the "Preferred Stock"), entitles holders to vote on most matters submitted to the holders of the Common Stock for approval, except that the holders of the Preferred Stock are not permitted to vote on proposals involving the election of directors and proposals seeking the approval of certain transactions where the holders of the Preferred Stock would be entitled to consideration at least equal to the liquidation preference. Each share of Common Stock outstanding on the record date is entitled to one vote and each share of Preferred Stock is entitled to vote with the holders of our Common Stock on permitted matters on an as-converted to Common Stock basis.

        Record Date.    The record date for stockholders entitled to notice of and to vote at the Annual Meeting was the close of business on March 22, 2013. As of the record date, 68,365,008 shares of Common Stock were outstanding and entitled to be voted at the Annual Meeting and 325,000 shares of Preferred Stock were outstanding and convertible into 24,988,889 shares of Common Stock.

        Quorum and Adjournments.    The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

        If a quorum is not present, a majority of the outstanding shares of Common Stock entitled to vote who are present in person or by proxy at the Annual Meeting have the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting, until a quorum is present. At any adjourned Annual Meeting at which a quorum is present, any business may be transacted that might have been transacted at the Annual Meeting as originally notified.

        Vote Required.    Directors will be elected by the affirmative vote of the holders of a plurality of the shares of Common Stock present and entitled to be voted at the Annual Meeting. Ratification of the appointment of the Company's auditors will require the affirmative vote of the holders of a majority of the shares of Common Stock and Preferred Stock, on an as-converted basis into Common Stock, present and entitled to be voted at the Annual Meeting. An automated system that Broadridge Financial Solutions administers will tabulate the votes. Brokers who hold shares in street name for customers are required to vote shares in accordance with instructions received from the beneficial owners. Brokers are permitted to vote on discretionary items if they have not received instructions from the beneficial owners (a "broker non-vote"), but they are not permitted to vote on non-discretionary items absent instructions from the beneficial owner. Broker non-votes generally occur because the broker (i) does not receive voting instructions from the beneficial owner and (ii) lacks discretionary authority to vote the shares. Brokers do not have discretionary voting authority with respect to the election of directors. For ratification of the appointment of the Company's auditors, brokers will have discretionary authority in the absence of timely instructions from their customers. Abstentions (i.e., if you or your broker mark "ABSTAIN" on a proxy) and broker non-votes will count in determining whether a quorum is present at the Annual Meeting. Neither abstentions nor broker non-votes will have any effect on the outcome of voting on director elections. For purposes of voting on the ratification of the appointment of auditors, abstentions will be included in the number of shares voting and will have the effect of a vote against the proposal.

        Default Voting.    A proxy that is properly completed and submitted will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly complete and submit a proxy, but do not indicate any contrary voting instructions, your shares will be voted as follows:

  •
  In the case of Common Stock, FOR the election of the three persons named in this Proxy Statement as the Board of Directors' nominees for election as Class I directors.

  •
  In the case of Common Stock and Preferred Stock, FOR the ratification of the appointment of Deloitte & Touche LLP as the Company's auditors for 2013.

        If any other business properly comes before the stockholders for a vote at the meeting, your shares will be voted in accordance with the discretion of the holders of the proxy. The Board of Directors knows of no matters, other than those previously stated, to be presented for consideration at the Annual Meeting.

        Midstates Petroleum Company, Inc. (the "Company") was incorporated pursuant to the laws of the State of Delaware on October 25, 2011 to become a holding company for Midstates Petroleum Company LLC ("Midstates Sub"), which was previously a wholly-owned subsidiary of Midstates Petroleum Holdings LLC ("Holdings LLC"). Pursuant to the terms of a corporate reorganization that was completed in connection with the closing of the Company's initial public offering, all of the interests in Holdings LLC were exchanged for newly issued common shares of the Company, and as a result, Midstates Sub became a wholly-owned subsidiary of the Company. Holdings LLC ceased to exist as a separate entity. The terms "the Company," "we," "us," "our," and similar terms when used in the present tense, prospectively or for historical periods since April 25, 2012, refer to Midstates Petroleum Company, Inc. and its subsidiary, and for historical periods prior to April 25, 2012, refer to Midstates Petroleum Holdings LLC and its subsidiary, unless the context indicates otherwise.

 ITEM ONE

ELECTION OF DIRECTORS

        At the recommendation of the Nominating and Governance Committee, the Board of Directors has nominated the following individuals for election as Class I directors of the Company to serve for a three year term beginning at the Annual Meeting and expiring in 2016 and until either they are re-elected or their successors are elected and qualified:

Stephen J. McDaniel
Dr. Peter J. Hill
Thomas C. Knudson

        Mr. McDaniel and Dr. Hill are currently serving as directors of the Company and Mr. Knudson has been nominated by the Board of Directors for election as a Class I director. If Mr. Knudson is elected to the Board of Directors, the size of the Board will be increased from nine to ten. Biographical information for each nominee is contained in the "Directors and Executive Officers" section below.

        The Board of Directors has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, either the number of the Company's directors will be reduced or the persons acting under the proxy will vote for the election of a substitute nominee that the Board of Directors recommends.

        The Board of Directors unanimously recommends that stockholders vote FOR the election of each of the nominees.

 DIRECTORS AND EXECUTIVE OFFICERS

        After the Annual Meeting, assuming the stockholders elect the nominees of the Board of Directors as set forth in "Item One—Election of Directors" above, the Board of Directors of the Company will be, and the executive officers of the Company are:

Name	Age	Title
John A. Crum	61	President, Chief Executive Officer and Chairman of the Board
Anastasia Deulina(2)(3)	39	Director
Dr. Peter J. Hill(1)(2)	66	Director
Thomas C. Knudson	66	Director
Loren M. Leiker(1)(2)	59	Director
Stephen J. McDaniel	51	Director
John Mogford(3)	59	Director
Mary P. Ricciardello(1)(3)	57	Director
Robert M. Tichio(2)	35	Director
Thomas L. Mitchell	53	Executive Vice President, Chief Financial Officer and Director
Stephen C. Pugh	54	Executive Vice President and Chief Operating Officer
Dexter Burleigh	53	Senior Vice President—Strategic Planning and Treasury
Curtis A. Newstrom	48	Senior Vice President—Business Development
Clifford G. Zwahlen	52	Vice President—Corporate Reserves
John P. Foley	49	Vice President—Corporate Counsel and Secretary

(1)
Current member of the Audit Committee.

(2)
Current member of the Compensation Committee.

(3)
Current member of the Nominating and Governance Committee.

        The Company's Board of Directors currently consists of nine members, but if the stockholders re-elect Mr. McDaniel and Dr. Hill and elect Mr. Knudson to the Board, the Board will consist of ten members. Other than Mr. Tichio, who is elected by the holders of the Preferred Stock, the Company's directors are divided into three classes serving staggered three-year terms. Each year, the directors of one class stand for re-election as their terms of office expire. Messrs. Leiker, Mitchell and Mogford are designated as Class II directors, and their terms of office expire in 2014. Mr. Crum and Mses. Deulina and Ricciardello are designated as Class III directors, and their terms of office expire in 2015. Mr. McDaniel and Dr. Hill are designated as Class I directors, and, assuming the stockholders re-elect them to the Board and elect Mr. Knudson as a Class I director of the Board as set forth in "Item One—Election of Directors" above, their terms of office will expire in 2016.

        Set forth below is biographical information about each of the Company's executive officers, directors and nominees for director.

        John A. Crum has served as the Chairman of our Board of Directors since February 2013 and has served as our President and Chief Executive Officer and as a member of our Board of Directors since March 2011. Mr. Crum was the Co-Chief Operating Officer and President—North America of Apache Corp., an oil and gas exploration and production company, from February 2009 through March 2011. He previously served in various positions at Apache Corp., including as the Executive Vice President and President of Apache Canada Ltd. from June 2007 through February 2009, Executive Vice President and Managing Director—Apache North Sea from April 2003 through June 2007, Executive Vice President Apache Corp—Eurasia and New Ventures from May 2000 through April 2003, and as Regional Vice President at Apache Corp. in Australia from June 1995 through May 2000. Mr. Crum has also served in executive and management roles with Aquila Energy Resources Corporation, Pacific Enterprises Oil Company, Southland Royalty Company and Conoco. He has also served on the board of Coskata, Inc., a private biofuel technology company, since August 2012. He holds a degree in Petroleum Engineering from the New Mexico Institute of Mining and Technology. We believe Mr. Crum's extensive knowledge of the energy industry and expertise in exploration and production operations provides invaluable expertise and leadership to our Board of Directors.

        Anastasia Deulina has served as a member of our Board of Directors since August 2008. Ms. Deulina is a Director with First Reserve Corporation ("First Reserve"), a global energy-focused private equity and infrastructure investment firm, and joined the firm in September 2007. Ms. Deulina's responsibilities range from deal origination and structuring to due diligence, execution and monitoring, with particular focus on the reserve sectors of the energy industry. Prior to joining First Reserve, Ms. Deulina served as a Vice President at Goldman Sachs from June 2005 through August 2007. From August 2000 to May 2005, she served as a Vice President at Merrill Lynch. Prior to joining Merrill Lynch, Ms. Deulina held positions with the World Bank Moscow Resident Mission and the All-Russian Foreign Trade Academy in Moscow. She holds a degree in Economics and Management from the Moscow State Geological Prospecting Academy and an M.A. in Energy & Mineral Resources from the University of Texas. We believe Ms. Deulina's extensive energy industry background, particularly her expertise in mergers and acquisitions, brings important experience and skill to our Board of Directors.

        Dr. Peter J. Hill has served as a member of our Board of Directors since April 2013. Dr. Hill has served as the Non-Executive Chairman of Triangle Petroleum Corporation (NYSEAMEX: TPLM), an independent oil and natural gas company concentrated in the Bakken, since February 2013. He has served as a Director of Triangle since December 2009 and previously as its Chief Executive Officer from December 2009 until April 2012 and Executive Chairman from April 2012 to February 2013. Dr. Hill has 40 years of experience in the international oil and natural gas industry. He commenced his career in 1972 and spent 22 years in senior positions at British Petroleum including Chief Geologist, Chief of Staff for BP Exploration, President of BP Venezuela and Regional Director for Central and South America. Dr. Hill then worked as Vice President of Exploration at Ranger Oil Ltd. in England from 1994 to 1995, Managing Director of Exploration and Production at Deminex GMBH Oil in Germany from 1995 to 1997, Technical Director/Chief Operating Officer at Hardy Oil & Gas plc from 1998 to 2000, President and Chief Executive Officer at Harvest Natural Resources, Inc. from 2000 to 2005, Director/Chairman at Austral Pacific Energy Ltd. from 2006 to 2008, independent advisor to Palo Alto Investors from January 2008 to December 2009 and Non-Executive Chairman at Toreador Resources Corporation from January 2009 to April 2011. He holds a bachelor's and Ph.D. degree in Geology from Southampton University. We believe Dr. Hill's extensive knowledge of the energy industry and expertise in exploration and production operations will allow him to provide valuable insights to our Board of Directors.

        Thomas C. Knudson is a nominee for our Board of Directors. Mr. Knudson has served as the Non-Executive Chairman of Bristow Group plc (NYSE: BRS) since August 2006 and as a Director of Bristow since June 2004. Mr. Knudson has been president of Tom Knudson Interests, which provides consulting services in energy, sustainable development, and leadership, since its formation in 2004. Following seven years of active duty as a U.S. Naval aviator and an aerospace engineer, he joined Continental Oil Company (Conoco) in 1975 and retired in 2004 from Conoco's successor, ConocoPhillips, as Senior Vice President of Human Resources, Government Affairs and Communications and as a member of ConocoPhillips' management committee. He was the founding Chairman of the Business Council for Sustainable Development in both the United States and the United Kingdom. Mr. Knudson served as a Director of NATCO Group, Inc. from April 2005 to November 2009 and Williams Partners L.P. from November 2005 to September 2007. He has also served as a Director of MDU Resources Group Inc. (NYSE: MDU) since 2008, served as a Trustee of the Episcopal Seminary of the Southwest since February 2012 and as a member of the National Council of Methodist Neurological Institute since October 2011. Mr. Knudson has a bachelor's degree in aerospace engineering from the U.S. Naval Academy and a master's degree in aerospace engineering from the U.S. Naval Postgraduate School. We believe Mr. Knudson's extensive knowledge and expertise in the energy industry will allow him to provide valuable insights to our Board of Directors.

        Loren M. Leiker has served as a member of our Board of Directors since December 2011. Mr. Leiker retired in 2011 after a 23 year career from EOG Resources, Inc., one of the largest independent oil and natural gas companies in the United States. Mr. Leiker served as Senior Executive Vice President of Exploration at EOG Resources, Inc. from February 2007 through September 2011, and prior to that served as their Executive Vice President of Exploration from May 1998 to February 2007 and as Executive Vice President of Exploration and Development from February 2000 to February 2007. Mr. Leiker also served as Senior Vice President, Exploration of EOG Resources. Prior to joining EOG Resources, Mr. Leiker held a variety of domestic and international technical and managerial roles at Tenneco Inc. Mr. Leiker has also served as a member of the board of directors of SM Energy Co. (NYSE: SM) since July 2012 and Vermillion Energy Inc. (NYSE: VET) since December 2012. He holds a bachelor's and master's degree in Geology from Texas Tech University. We believe Mr. Leiker's extensive knowledge of the energy industry and expertise in exploration and production operations will allow him to provide valuable insights to our Board of Directors.

        Stephen J. McDaniel has served as a member of our Board of Directors since March 2011 and from March 2011 to February 2013 served as the non-executive Chairman of the Board. He was our President and Chief Executive Officer from August 2008 until March 2011. Prior to that, he served as our President and Treasurer since our founding. He is also a member of the board of directors of Ultra Petroleum (NYSE: UPL), an independent oil and gas exploration and production company, a position he has held since 2006, and currently chairs the audit committee of that company. Mr. McDaniel's previous experience includes approximately ten years of oil and gas investment banking, the majority of which was with Merrill Lynch. He held the position of Managing Director at Merrill Lynch when he left the banking industry in 2004 to focus his full time efforts on Midstates Petroleum. He began his career with Conoco in 1983 and held various positions in Conoco's engineering, operations, and business development organizations. He holds a degree in Petroleum Engineering from Louisiana State University. Because of his extensive knowledge of our operations and of the oil and gas industry, and his energy investment banking and engineering experience, including his financial management expertise, we believe Mr. McDaniel is a valuable member of our Board of Directors.

        John Mogford has served as a member of our Board of Directors since March 2011. Mr. Mogford joined First Reserve as Operating Partner in 2009 and is now a Managing Director based in London. He provides direct operational support and guidance to First Reserve's portfolio company executives as well as strategic advice to First Reserve investment teams. Prior to joining First Reserve, Mr. Mogford spent 32 years at BP, mainly in upstream, most recently as the Executive Vice President for Refining. He served as one of 10 members of BP's Executive Committee. He holds a degree from Sheffield University and business qualifications from INSEAD and Stanford Universities. We believe Mr. Mogford's extensive energy industry background, particularly his expertise in exploration and production operations, brings important experience and skill to our Board of Directors.

        Mary P. Ricciardello has served as a member of our Board of Directors since December 2011. Ms. Ricciardello retired in 2002 after a 20 year career with Reliant Energy Inc., a leading independent power producer and marketer. She served as Senior Vice President and Chief Accounting Officer of Reliant Energy, Inc. from January 2001 to August 2002, and immediately prior to that served as its Senior Vice President and Comptroller from September 1999 to January 2001 and as its Vice President and Comptroller from 1996 to September 1999. Ms. Ricciardello also served as Senior Vice President and Chief Accounting Officer of Reliant Resources, Inc. from May 2001 to August 2002. Ms. Ricciardello has also served as a member of the board of directors of Noble Corporation (NYSE: NE) since 2003, where she is currently the chairperson of the audit committee, and Devon Energy Corporation (NYSE: DVN) since 2007. Ms. Ricciardello also serves on the board of the Houston Chapter of the National Association of Corporate Directors and the University of St. Thomas

in Houston. Ms. Ricciardello served as director of U.S. Concrete, Inc. from 2003 until August 2010. She holds a bachelor's degree in Management from the University of South Dakota and an M.B.A. from the University of Houston and is a licensed Certified Public Accountant. We believe Ms. Ricciardello's business career and her experience as a director of other publicly held companies will allow her to provide knowledgeable advice to our Board of Directors and to senior management.

        Robert M. Tichio has served as a member of our Board of Directors since October 2012. Mr. Tichio is a Managing Director at Riverstone Holdings LLC, an energy and power-focused private equity firm, and joined Riverstone in 2006. Mr. Tichio focuses on investments in the energy and power sectors. Prior to joining Riverstone, Mr. Tichio was in the Principal Investment Area (PIA) of Goldman Sachs which manages the firm's private corporate equity investments. Mr. Tichio began his career at J.P. Morgan in the Mergers & Acquisition group where he concentrated on assignments that included public company combinations, asset sales, takeover defenses and leveraged buyouts. In addition to serving on the boards of a number of Riverstone portfolio companies and their affiliates, Mr. Tichio has also served as a member of the board of directors of Gibson Energy (TSE:GEI) since 2008 and is a member of the Board of Visitors of the Nelson A. Rockefeller Center at Dartmouth College. He holds an M.B.A. from Harvard Business School and a bachelor's degree from Dartmouth College. We believe Mr. Tichio's extensive energy industry background, particularly his expertise in mergers and acquisitions, brings important experience and skill to our Board of Directors.

        Thomas L. Mitchell has served as our Executive Vice President and Chief Financial Officer since October 2011 and as a member of our Board of Directors since December 2011. Mr. Mitchell was previously the Senior Vice President, Chief Financial Officer, Treasurer and Controller of Noble Corporation, an offshore drilling contractor, from November 2006 through September 2011. Mr. Mitchell served as Vice President and Controller of Apache Corporation from 1997 through October 2006. From 1996 to 1997, he served as Controller of Apache, and from 1989 to 1996 he served Apache in various positions including Assistant to Vice President—Production and Director—Natural Gas Marketing. Prior to joining Apache, Mr. Mitchell spent seven years with Arthur Andersen & Co. where he practiced as a Certified Public Accountant, advising clients in the oil and gas, banking, manufacturing and government contracting industries. Mr. Mitchell also currently serves on the board of directors of Hines Global REIT, a public real estate investment trust managed by Hines Interest, a fully integrated global real estate investment and management firm. He holds a degree in Accounting from Bob Jones University. We believe Mr. Mitchell's extensive experience in the energy industry brings important experience to our Board of Directors.

        Stephen C. Pugh has served as our Executive Vice President and Chief Operating Officer since September 2011. Mr. Pugh was previously a Senior Vice President and regional manager of the ArkLaTex Region at SM Energy Co., an independent oil and gas exploration and production company, from July 2007 through August 2011. Mr. Pugh was a Managing Director for Scotia Waterous, a global leader in oil and gas merger and acquisition advisory services from July 2006 to July 2007. Mr. Pugh was the General Manager, Engineering and Operations—Gulf Coast for Burlington Resources from May 2004 to June 2006 and Vice President—Acquisitions and Divestitures for Burlington Resources Canada from May 2000 to May 2004. He holds a degree in Petroleum Engineering from the University of Oklahoma.

        Dexter Burleigh has served as our Senior Vice President—Strategic Planning and Treasury since April 2013 and as our Vice President—Planning and Treasury from December 2009 to April 2013. Prior to joining Midstates, Mr. Burleigh spent 28 years at ConocoPhillips, an independent oil and gas exploration and production company, where he was most recently their Finance Manager from 1997 to December 2009. He holds a degree in Finance and Economics from McNeese State University.

        Curtis A. Newstrom has served as our Senior Vice President—Business Development since April 2013 and as our Vice President of Business Development from July 2010 to April 2013. Prior to joining

Midstates, Mr. Newstrom was Vice President of Business Development and Strategic Planning for Linn Energy, an independent oil and gas exploration and production company, from 2007 to 2010. Prior to that, he was a Technical Director for Scotia Waterous from 2006 to 2007. From 1994 to 2006, Mr. Newstrom held several management positions in acquisitions and divestitures, operations, strategic planning and reservoir and production engineering with Burlington Resources. He also held management and engineering positions with Hess Corporation and Schlumberger. Mr. Newstrom currently serves on the Board of Directors of Logos Resources, LLC. He holds a degree in Petroleum Engineering from Marietta College.

        Clifford G. Zwahlen has served as our Vice President—Corporate Reserves since March 2013. Prior to joining Midstates, Mr. Zwahlen was the Manager of Reservoir Engineering—Southern Region for Devon Energy, an oil and gas exploration and production company, from November 2011 to February 2013. Prior to that, from September 2009 to October 2011, he was the Reservoir Engineering Manager and Asset Lead for Devon's Carthage District in East Texas. From February 2008 to August 2009, Mr. Zwahlen was the Director of the Project Management Office for Devon's Shared Services Group and from March 2005 to February 2008 he held the position of Manager of Corporate Planning for Devon's Exploration and Production Business Unit. He also held management and engineering positions with EOG Resources and PetroCorp, Inc. Mr. Zwahlen currently serves on the Advisor Board for the MPGE School of the University of Oklahoma and the Petroleum Engineering Industry Board at Texas A&M University. He holds a degree in Petroleum Engineering from Texas A&M University and is a registered Professional Engineer in the state of Texas.

        John P. Foley has served as our Vice President—Corporate Counsel and Secretary since August 2003. Prior to joining us, Mr. Foley was a financial advisor with Morgan Stanley Dean Witter from April 1995 through March 2001 and Prudential Securities from March 2001 through December 2002. In 1992 Mr. Foley was a co-founder of a law firm headquartered in Arlington, Texas. Mr. Foley began his career in Conoco's Land Department in 1990. He holds a degree in Economics from Southern Methodist University and a Juris Doctorate from the University of Oklahoma.

MEETINGS AND COMMITTEES OF DIRECTORS

        The Board of Directors held four meetings and eight additional telephonic meetings during 2012, and its independent directors met in executive session two times during 2012. During 2012, other than Mr. Krueger, who resigned from the Board in March 2013, each of our directors attended at least 75% of the meetings of the Board of Directors and the meetings of the committees of the Board of Directors on which that director served.

        The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee.

        Audit Committee.    Information regarding the functions performed by the Audit Committee and its membership is set forth in the "Audit Committee Report" included herein and also in the "Audit Committee Charter" that is posted on the Company's website at www.midstatespetroleum.com.

        The members of the Audit Committee are Ms. Ricciardello (Chairman), Dr. Hill and Mr. Leiker. Ms. Deulina served on the Audit Committee until April 2013. The Audit Committee held four meetings during 2012.

        Compensation Committee.    Responsibilities of the Compensation Committee, which are discussed in detail in the "Compensation Committee Charter" that is posted on the Company's website at www.midstatespetroleum.com, include among other duties, the responsibility to:

  •
  periodically review the compensation, employee benefit plans and fringe benefits paid to, or provided for, executive officers of the Company;

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  approve the annual salaries, bonuses and share-based awards paid to the Company's executive officers;

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  periodically review and recommend to the full Board of Directors total compensation for each non-employee director for services as a member of the Board of Directors and its committees; and

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  exercise oversight of all matters of executive compensation policy.

        The Compensation Committee is delegated all authority of the Board of Directors as may be required or advisable to fulfill the purposes of the Compensation Committee. The Compensation Committee may form and delegate some or all of its authority to subcommittees when it deems appropriate. Meetings may, at the discretion of the Compensation Committee, include members of the Company's management, other members of the Board of Directors, consultants or advisors, and such other persons as the Compensation Committee or its chairperson may determine in an informational or advisory capacity.

        Our Chief Executive Officer annually reviews the competitive pay position and the performance of each member of senior management other than himself. Our Chief Executive Officer's conclusions and recommendations, including those for base salary adjustments and award amounts for the current year and target annual award amounts for the next year under our Bonus Plan, are presented to the Committee. The Committee makes all compensation decisions and approves all share-based awards for the Named Executive Officers and other officers at or above the vice president level. The Committee may exercise its discretion in modifying any compensation adjustment or awards to any executive officer, including reducing or increasing the payment amount for one or more components of such awards.

        Our Board of Directors annually considers the performance of our Chief Executive Officer. The Compensation Committee determines all components of our Chief Executive Officer's compensation and meets outside the presence of all of our executive officers to consider appropriate compensation for our Chief Executive Officer.

        The Compensation Committee has the sole authority to retain, amend the engagement with, and terminate any compensation consultant to be used to assist in the evaluation of director, CEO or officer compensation, including employment contracts and change in control provisions. The Compensation Committee has sole authority to approve the consultant's fees and other retention terms and has authority to cause the Company to pay the fees and expenses of such consultants. During 2012, the Compensation Committee engaged the services of Pearl Meyer & Partners and, beginning in December 2012, Longnecker & Associates ("Longnecker"). The terms of Longnecker's engagement are set forth in an engagement agreement that provides, among other things, that Longnecker is engaged by, and reports only to, the Compensation Committee and will perform the compensation advisory services requested by the Compensation Committee.

        Among the services Longnecker and the Compensation Committee's prior compensation consultant were asked to perform were apprising the Compensation Committee of compensation-related trends, developments in the marketplace and industry best practices; informing the Compensation Committee of compensation-related regulatory developments; providing peer group survey data to establish compensation ranges for the various elements of compensation; providing an evaluation of the competitiveness of the Company's executive and director compensation and benefits programs; assessing the relationship between executive pay and performance; and advising on the design of the Company's incentive compensation programs. Longnecker and the Compensation Committee's prior compensation consultant have not provided any other services to the Company.

        The Compensation Committee does not adopt all recommendations given by the compensation consultant but uses the consultant's work as a reference in exercising its own judgment with respect to its own executive compensation actions and decisions. The compensation consultant regularly participates in the meetings of the Compensation Committee and meets privately with the committee at its request. Our management provides information to the consultant but does not direct or oversee its activities with respect to our executive compensation program.

        The members of the Compensation Committee are Dr. Hill (Chairman), Messrs. Leiker and Tichio and Ms. Deulina. Mr. Leiker also served as Chairman and Mr. Mogford served as a member of the Compensation Committee until April 2013. The Compensation Committee held three meetings during 2012.

        Nominating and Governance Committee.    The Nominating and Governance Committee assists the Board of Directors in evaluating potential new members of the Board of Directors, recommending committee members and structure, and advising the Board of Directors about corporate governance practices. Additional information regarding the functions performed by the Nominating and Governance Committee is set forth in the "Corporate Governance" section included herein and also in the "Nominating and Governance Committee Charter" that is posted on the Company's website at www.midstatespetroleum.com.

        The Nominating and Governance Committee has several methods of identifying Board candidates. First, the committee considers and evaluates whether or not the existing directors whose terms are expiring remain appropriate candidates for the Board. Second, the committee requests from time to time that its members and the other Board members identify possible candidates. Third, the committee has the authority to retain one or more search firms to aid in its search. The search firm assists the Board in identifying potential Board candidates, interviewing those candidates and conducting investigations relative to their background and qualifications. In the cases of Dr. Hill and Mr. Knudson, each were identified by a search firm as a potential candidate based on their backgrounds and experience.

        The members of the Nominating and Governance Committee are Messrs. Mogford (Chairman) and Ms. Ricciardello and, since April 2013, Ms. Deulina. Mr. McDaniel served as Chairman and Mr. Krueger served as a member of the Nominating and Governance Committee until February 2013 and April 2013, respectively. If Mr. Knudson is elected to the Board of Directors by the stockholders, we expect that Mr. Knudson will serve as the Chairman of the Nominating and Governance Committee, Mr. Mogford will continue to serve as a member of the committee and Ms. Deulina will no longer serve on the committee. The Nominating and Governance Committee held two meetings during 2012.

 EXECUTIVE COMPENSATION

2012 Summary Compensation Table

        The following table sets forth information regarding the compensation awarded to, earned by, or paid to certain of our executive officers during the year ended December 31, 2012. As an emerging growth company, as such term is defined in the Jumpstart Our Business Startups Act, we have opted to comply with the executive compensation disclosure rules in Item 402(l)-(r) of Regulation S-K applicable to "smaller reporting companies," as such term is defined in Item 10(f) of Regulation S-K, which require compensation disclosure for our principal executive officer and the two most highly compensated executive officers other than our principal executive officer. Throughout this prospectus, these three officers are referred to as our "Named Executive Officers."

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
John A. Crum	2012	600,000	—	—	—	21,000	621,000
President and Chief Executive Officer	2011	198,183	1,969,800	0	99,092	—	2,267,075
Thomas L. Mitchell	2012	450,000	2,699,996	—	175,000	—	3,324,996
Executive Vice President and Chief Financial Officer	2011	67,500	—	0	36,750	—	104,250
Stephen C. Pugh	2012	360,000	2,099,994	—	128,000	228,807	2,816,801
Executive Vice President and Chief Operating Officer	2011	95,453	—	0	47,727	—	143,180

(1)
The amounts reflected in the table above for restricted stock is reported based upon the grant date fair value computed in accordance with Financial Accounting Standards Board ("FASB") Accounting Standard Codification ("ASC") Topic 718, excluding the effect of estimated forfeitures. See Note 10 to our consolidated financial statements on Form 10-K for the year ended December 31, 2012 for additional detail regarding assumptions underlying the value of these equity awards.

(2)
The amounts reported in this column reflect the aggregate grant date fair value of Class A and Class B incentive units awarded in the 2011 Fiscal Year, computed in accordance with FASB ASC Topic 718. An incentive unit represents an actual equity interest in us or one of our affiliates that has no value for tax purposes on the date of grant but is designed to give the recipient a pre-determined share of our future growth. These awards are economically similar to stock appreciation rights, except that they are real equity, rather than phantom equity, and therefore typically receive capital gains treatment. Because stock appreciation rights are required to be disclosed in the column to the table titled "Option Awards", we believe the incentive units granted to our named executive officers should also be so disclosed. The economics of incentive units are borne entirely by our investor, First Reserve Management, L.P.; however, due to the accounting treatment of the incentive units, we will record a non-cash compensation charge in the period any payment is made with respect to the incentive units.

(3)
The amounts reported in this column for 2012 reflect the amount paid to each executive in February of 2013 with respect to performance in 2012 under our annual cash bonus program.

(4)
The amount presented for Mr. Crum represents a company match of 401(k) contributions paid in 2012. The amount presented in this column for Mr. Pugh represents (i) a cash payment made in the first quarter of 2012 in an amount of $214,407 to compensate Mr. Pugh for expenses associated with his relocation, including, but not limited to, the financial loss incurred by him upon the sale of his prior home, temporary living expenses, and a tax gross-up for the portions of this amount that were taxable to Mr. Pugh and (ii) a company match of 401(k) contributions paid in 2012 in an amount of $14,400.

  Outstanding Equity Awards at Fiscal Year End

          The following table sets forth information concerning outstanding equity awards held by each of our Named Executive Officers as of December 31, 2012.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
John A. Crum	167	—	n/a	n/a	—	—
Thomas L. Mitchell	250	—	n/a	n/a	207,692	1,430,998
Stephen C. Pugh	200	—	n/a	n/a	161,538	1,112,997

(1)
The number of incentive unit awards reflected in this column does not correlate to the Company's common shares because the incentive units are interests in one of our affiliates. Incentive units represent actual equity interests in us or one of our affiliates that have no value for tax purposes on the date of grant and are designed to gain value only after we or one of our affiliates has realized a certain level of growth and return to those individuals who hold certain other classes of our equity. We believe these interests are most similar economically to stock appreciation rights. The definition of "option" in the regulations governing this disclosure includes stock options, stock appreciation rights, and "similar instruments." Because we believe that incentive units are most similar to stock appreciation rights we think they are properly classified as "options" under the definition in the regulations governing this disclosure. As such, the incentive units granted to our Named Executive Officers are disclosed in the table above under the columns required by the regulations governing this disclosure for options (as defined in those regulations). The economics of incentive units are borne entirely by our investor, First Reserve Management, L.P. ("First Reserve"); however, due to the accounting treatment of the incentive units, we will record a non-cash compensation charge in the period any payment is made with respect to the incentive units. No options to purchase our stock, in the traditional sense of the term, have been granted to our Named Executive Officers.

(2)
Amounts reported in this column represent time-vested restricted stock awards granted on April 25, 2012. The awards vest in one-third increments over a three-year period on the anniversary of the date of grant.

(3)
For purposes of calculating the amounts in this column, the closing price of our shares on the NYSE on December 31, 2012 of $6.89 was used.

Agreements with Named Executive Officers

Employment Agreements

        Effective as of the completion of our initial public offering in April 2012, we entered into new employment agreements with certain of our executive officers, including our Named Executive Officers, Messrs. Crum, Mitchell and Pugh (the "Employment Agreements"). The base salaries reflected in the Employment Agreements are $600,000, $450,000 and $360,000 for Messrs. Crum, Mitchell and Pugh, respectively, which took effect on January 1, 2012 and are subject to future adjustment from time to time in the discretion of the Compensation Committee. The remaining material terms of the Employment Agreements are outlined below.

        The initial term of the Employment Agreements is three years for Mr. Crum and two years for Messrs. Mitchell and Pugh with automatic extensions for additional one-year periods unless either party provides at least sixty days advance written notice of the intent to terminate the Employment Agreement. Each executive is entitled to four weeks of vacation each year during the term of the Employment Agreement. The Employment Agreement contains a confidentiality obligation on the part of the executive of indefinite duration and non-competition and non-solicitation obligations on the part of the executive for a period of one-year following his termination of employment with us for any reason other than death or disability.

        Upon a termination of the executive's employment by us for Cause, by the executive without Good Reason, or due to death or disability during the term of the Employment Agreement, the executive is entitled to: (i) the portion of the executive's base salary accrued through the termination to the extent not previously paid, any expense reimbursement accrued and unpaid, any employee benefits pursuant to the terms of the applicable employee benefit plan, and any accrued but unused vacation (the "Accrued Obligations"), and (2) any accrued or vested amount arising from the executive's participation in, or benefits under, any incentive plans (the "Accrued Incentives"), which amounts are payable in accordance with the terms and conditions of such incentive plans.

        Upon a termination of the executive's employment by us without Cause or by the executive for Good Reason during the term of the Employment Agreement, the executive is entitled to: (i) the Accrued Obligations, (ii) the Accrued Incentives, (iii) a lump-sum cash payment equal to the average annual bonus paid to the executive for the three immediately preceding completed fiscal years, and (iv) continued payment of the executive's base salary for a period of 24 months for Mr. Crum and 18 months for Messrs. Mitchell and Pugh.

        Upon a termination of the executive's employment by us without Cause or by the executive for Good Reason during the term of the Employment Agreement and within twelve months of a change in control of us, the executive is entitled to: (i) the Accrued Obligations, (ii) the Accrued Incentives, (iii) accelerated vesting for all equity or equity based awards granted under the new long-term incentive plan that are not intended to be "qualified performance based compensation" within the meaning of Section 162(m) of the Internal Revenue Code (the "Code"), and (iv) a lump-sum cash payment equal to the product of (x) the highest annual bonus paid to the executive for the three immediately preceding completed fiscal years plus the highest base salary paid to the executive during the three years immediately preceding the change in control, multiplied by (y) 3.0 for Mr. Crum and 2.5 for Messrs. Mitchell and Pugh.

        For purposes of the Employment Agreement, "Cause", in all material respects, means: (1) nonperformance by the executive of his obligations and duties, (2) commission by the executive of an act of fraud, embezzlement, misappropriation, willful misconduct or breach of fiduciary duty against us or other conduct harmful or potentially harmful to our best interest, (3) a material breach by the executive of the non-competition, non-solicitation, or confidentiality obligations under the Employment Agreement, (4) the executive's conviction, plea of no contest or nolo contendere, deferred adjudication or unadjudicated probation for any felony or any crime involving fraud, dishonesty, or moral turpitude or causing material harm, financial or otherwise, to us, (5) the refusal or failure of the executive to carry out, or comply with, in any material respect, any lawful directive of our Board of Directors, (6) the executive's unlawful use (including being under the influence) or possession of illegal drugs, or (7) the executive's willful violation of any federal, state, or local law or regulation applicable to us or our business which adversely affects us.

        For purposes of the Employment Agreement, "Good Reason" means any of the following, but only if occurring without the executive's consent: (1) a material diminution in the executive's base salary, (2) a material diminution in the executive's authority, duties, or responsibilities, (3) the relocation of the executive's principal office to an area more than 50 miles from its location immediately prior to such relocation, or (4) our failure to comply with any material provision of the Employment Agreement.

        Severance payments made under the Employment Agreement are contingent upon the executive's execution of a valid release of claims. Further, severance payments may be stopped and any payments already made must be repaid in the event the executive violates the confidentiality, non-competition or non-solicitation provisions of the Employment Agreement.

        Section 280G of the Code prevents a corporate payor from deducting certain large payments contingent upon a change in control ("parachute payments") from the corporation's gross income for federal tax purposes. In addition, Section 4999 of the Code imposes an excise tax on the recipient of an excess parachute payment equal to 20% of the amount of the excess parachute payment. In the event that Section 280G of the Code applies to any compensation payable to the executives, the Employment Agreement provides that we will either (x) reduce the payment(s) to an amount that is one dollar less than the amount that would trigger the application of Section 280G of the Code, or (y) make the full payment owed to the executive, whichever of (x) or (y) results in the best net after tax position for the executive. The Employment Agreements do not provide any obligation for us to pay a "gross-up" or make the executive whole for any excise or regular income taxes, including the excise taxes that may be due under Section 4999 of the Code.

Bonus Plan

        Each Named Executive Officer participates in our annual cash bonus program (the "Bonus Plan"). Individual target award levels for the Named Executive Officers are established by the Compensation Committee at the beginning of the year. For 2012, these individual target award opportunities were 100% of base salary for Mr. Crum and 80% of base salary for Messrs. Mitchell and Pugh.

        In an effort to create a set of clear, concise, effective and measurable performance indicators which are most directly correlated to value creation and sustainable corporate growth, we carefully select "Key Performance Indicators" or "KPIs" for the annual cash bonus program each year. There are typically between four and six KPIs per year designed to encourage our Named Executive Officers to analyze the "business-of-the-business" in a holistic manner, rather than along their individual function or discipline lines.

        Typically, specific performance requirements must be met under each KPI in order for an executive to receive the minimum (50%) and maximum (150%) level of payout under that particular KPI. If actual performance falls between the minimum and maximum performance requirements under a particular KPI, the payout percentage for such performance would be interpolated in a stair-step manner between the target level and the minimum or maximum level, as applicable. Depending on the maximum payouts permitted for each KPI, over achievement with respect to performance in one KPI may allow for the mitigation of under-performance in another KPI; provided, however, that the overall maximum payout under the plan is equal to 187.5% of a Named Executive Officer's target award opportunity. Further, the Compensation Committee has full discretion to increase or decrease any Named Executive Officer's annual cash bonus, notwithstanding achievement of the KPIs set forth at the beginning of the fiscal year.

        At the beginning of each year, our Chief Executive Officer develops a proposal for the KPIs for that year. The Chief Executive Officer then presents his proposed KPIs to the Compensation Committee, which independently analyzes the proposed KPIs, makes modifications as it sees fit, and then approves a final set of KPIs for the year. The KPIs are then presented to the Named Executive Officers and other members of senior management so that they fully understand the program and the goals for that particular year. In the event that the Company makes a material acquisition during the course of the year, the KPIs are adjusted by the Compensation Committee, in its discretion, to address any changes in the asset makeup of the Company post-acquisition.

        In 2012 there were five KPIs, in addition to an overall adjustment for safety and environmental performance that could increase bonuses awarded under the Bonus Plan by up to 25% in the event of extraordinary performance in that area or decrease the bonuses awarded under the Bonus Plan by up to 100% in the event of severe underperformance. The specific goals set by the Compensation Committee in 2012 following our initial public offering and the weight given to each are listed below.

2012 Annual Bonus Plan (Prior to Eagle Acquisition)

Key Performance Indicators	% of Bonus Target	Minimum Performance for Payout	Target Performance	Maximum Performance for Payout
Production Volumes (MBoe)	37.5%	9.5	10.6	12.7
Additions to Proved Reserves (MMBoe)	15%	12.2	15.2	18.2
Drilling and Completion Internal Rate of Return	15%	15%	20%	25%
Lease Operating Expense per Boe	7.5%	$8.66	$6.93	$5.20
Strategic Corporate Objectives	25%	N/A
Safety & Environmental Performance	Overall consideration which may increase or decrease total bonus amount

        Following the closing of the Company's acquisition of the assets of Eagle Energy Production, LLC in October 2012 (the "Eagle Acquisition"), to properly reflect the addition of the acquired assets, the Compensation Committee adjusted the minimum, target and maximum payout thresholds for each of the quantitative KPIs as listed below.

2012 Annual Bonus Plan (Following Eagle Acquisition)

Key Performance Indicators	% of Bonus Target	Minimum Performance for Payout	Target Performance	Maximum Performance for Payout
Production Volumes (MBoe per day)	37.5%	11.3	12.6	13.9
Additions to Proved Reserves (MMBoe)	15%	42.4	53	63.6
Drilling and Completion Internal Rate of Return	15%	15%	20%	24%
Lease Operating Expense per Boe	7.5%	$8.22	$6.58	$4.93

        Actual performance for each KPI for the fiscal year is measured and reviewed by the Compensation Committee during the first few months of the fiscal year following the fiscal year for which the annual bonus is earned. As noted above, while the Compensation Committee closely examines company and individual performance with respect to each KPI, the Compensation Committee retains the discretion to increase or decrease a Named Executive Officer's annual cash bonus despite KPI performance based on an overall qualitative assessment of the individual officer's performance.

        In February 2013, the Compensation Committee reviewed 2012 actual performance against each of the KPIs. The Company failed to achieve the minimum performance for payout under the Production Volumes and Lease Operating Expense KPIs, resulting in a 0% payout for each of those metrics. The Company achieved the minimum performance for payout under the Additions to Proved Reserves and Drilling and Completions Internal Rate of Return metrics. With respect to the Strategic Corporate Objectives KPI, the Compensation Committee, after giving consideration to the efforts made by the Company on the initial public offering, the Eagle Acquisition, several financings, the build-out of staff, and the implementation of significant new business systems and initiatives, assigned a 150% payout to that metric. The Compensation Committee did not adjust the payout under the 2012 Bonus Plan for safety and environmental performance.

        Overall, the formulaic outcome based on the above KPI payouts resulted in a total payout under the 2012 Bonus Plan of 58.8% of the target awards and the Chief Executive Officer, in making his award recommendations for senior management to the Compensation Committee, recommended that each member of senior management other than himself receive a bonus equal to 58.8% of their target award amount. He also recommended that, in light of the Company's share price performance following our initial public offering, that any award to him under the 2012 Bonus Plan be reduced to $0. After discussion by the Compensation Committee, it elected to award members of senior management other than the Chief Executive Officer (including Messrs. Mitchell and Pugh) bonuses at 58.8% of their target award levels and proposed to award a bonus to Mr. Crum; however, Mr. Crum advised the Compensation Committee that he would not accept the proposed bonus award.

        Amounts paid to each Named Executive Officer under the Bonus Plan with respect to 2012 performance are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above.

Long-Term Incentive Plan

        Prior to the effective date of our initial public offering in April 2012, our Board of Directors adopted a long-term incentive plan ("LTIP") for the benefit of the employees, directors and consultants who perform services for us. The LTIP consists of the following components: restricted stock, stock options, performance awards, annual incentive awards, restricted stock units, bonus stock awards, stock appreciation rights, dividend equivalents, and other share-based awards. Thus far, the only awards the board of Directors has granted under the LTIP have been awards of restricted stock.

        The treatment of an award under the LTIP upon a termination of employment or service to us will be specified in the agreement controlling such award. Additionally, each participant to whom an award is granted under the LTIP may be required to agree in writing as a condition of the granting of such award not to engage in conduct in competition with us or our affiliates after the termination of such participant's employment or service with us.

Restricted Stock Grants

        Our Board of Directors granted an award of restricted stock of our company to Messrs. Mitchell and Pugh immediately following the completion of our initial public offering in April 2012. Our Board of Directors elected not to make a grant of restricted stock to Mr. Crum at that time because it felt that he had made a significant investment in us at fair market value and otherwise had significant holdings in us sufficient to motivate him to remain with us and improve our profitability and performance during both successful and challenging times. In contrast, because Messrs. Mitchell and Pugh had less significant holdings in us, our Board of Directors determined that these grants were necessary to better align Messrs. Mitchell and Pugh's interests with those of our stockholders and increase the likelihood of retaining these executives. Our Board of Directors granted Mr. Mitchell an award of 207,692 shares of restricted stock, and Mr. Pugh an award of 161,538 shares of restricted stock, with both awards effective on April 25, 2013. In order to increase the retentive power of these awards over the long-term, our Board of Directors provided that they will ratably vest over a period of three years (1/3 on each anniversary of the grant).

Relocation Benefit

        When Mr. Pugh accepted his position as our Executive Vice President and Chief Operating Officer, we asked him and his family to relocate their primary residence to Houston, Texas. In the first quarter of 2012 we made a cash payment to Mr. Pugh in the amount of $214,407 to compensate him for expenses associated with this relocation, including, but not limited to, the financial loss incurred by him upon the sale of his prior home, temporary living expenses, and a tax gross-up for the portions of this amount that were taxable to Mr. Pugh.

Other Benefits

        All of our full-time employees, including our Named Executive Officers, receive the same health and welfare benefits. The benefits include a 401(k) retirement program with a company match of up to 8% of base salary, health insurance, dental insurance, life and accidental death and dismemberment insurance, as well as long term disability insurance. We do not currently offer any other retirement or pension program as we feel that the compensation package offered to our Named Executive Officers provides compensation and incentives sufficient to attract and retain excellent talent without the addition of this benefit.

Director Compensation

        We believe that attracting and retaining qualified non-employee directors is critical to our future value growth and governance, and that providing a total compensation package between the 50th percentile and 75th percentile of our peer group is necessary to accomplish that objective. Our Board of Directors also believes that the compensation package for our non-employee directors should require a significant portion of the total compensation package to be equity-based to align the interests of our directors with our stockholders.

        Our Compensation Committee reviews the compensation of our non-employee directors on an annual basis. For the 2012 fiscal year, our Compensation Committee approved the following compensation plan for our non-employee directors:

  •
  an annual cash retainer fee of $50,000;

  •
  $2,500 in cash for each Board of Directors' meeting attended;

  •
  the committee chairpersons receive the following annual cash retainers: (a) Audit Committee chair—$15,000, (b) Compensation Committee chair—$10,000, and (c) Nominating & Governance Committee chair—$10,000; and

  •
  an annual equity award for each non-employee director equal to a number of shares of restricted stock having a value of approximately $125,000 on the date of grant. For fiscal 2012, the restricted stock awards were granted on April 25, 2012 following our initial public offering and, in the case of Mr. McDaniel, in December 2012, and each non-employee director received 9,615 shares of restricted stock. The restricted stock vests in three equal installments on April 25 of 2013, 2014 and 2015 and is conditioned on the director's continued service on the Board.

Directors who are also our employees do not receive any additional compensation for their service on our Board of Directors. In 2012, the only directors who were also our employees were Messrs. Crum and Mitchell. Directors who are employees of First Reserve or Riverstone or their affiliates do not receive any additional compensation from us for their service on our Board of Directors and have entered into other compensation arrangements with First Reserve or Riverstone, respectively, for the services they provide to us on behalf of those entities. In 2012, Ms. Deulina and Messrs. Krueger, Mogford, and Tichio were each employed with either First Reserve or Riverstone and, as such, received no compensation from us for their service on our Board of Directors.

        Each director is reimbursed for travel and miscellaneous expenses (i) to attend meetings and activities of our Board of Directors or its committees; and (ii) related to such director's participation in our general education and orientation program for directors.

        The following table provides information concerning the compensation of our non-employee directors for the fiscal year ended December 31, 2012.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Anastasia Deulina	—	—	—
Alex Krueger	—	—	—
Loren Leiker	$70,000	$124,995	$194,995
Stephen McDaniel	$70,000	$69,516	$139,516
John Mogford	—	—	—
Mary Ricciardello	$75,000	$124,995	$199,995
Robert Tichio	—	—	—

(1)
Includes annual cash retainer fee, board meeting fees, and committee chair fees for each non-employee director during fiscal year 2012 as more fully explained in the preceding paragraphs.

(2)
The amounts reported in the "Stock Awards" column reflect the aggregate grant date fair value of restricted stock awards granted under our LTIP in fiscal year 2012, computed in accordance with FASB ASC Topic 718. See Note 10 to our consolidated financial statements on Form 10-K for the year ended December 31, 2012 for additional detail regarding assumptions underlying the value of these equity awards. As of December 31, 2012, Ms. Ricciardello and Messrs. Leiker and McDaniel each held 9,615 outstanding shares of restricted stock.

 COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        During 2012, no member of the Compensation Committee served as an executive officer of the Company. During 2012, there were no Compensation Committee interlocks with other companies.

 AUDIT COMMITTEE REPORT

        The information contained in this Audit Committee Report and references in this Proxy Statement to the independence of the Audit Committee members shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information by reference in such filing.

        The Company has determined that all current Audit Committee members are (1) independent, as defined in Section 10A of the Exchange Act, (2) independent under the standards set forth by the New York Stock Exchange ("NYSE") and (3) financially literate. In addition, Ms. Ricciardello qualifies as an audit committee financial expert under the applicable rules promulgated pursuant to the Exchange Act. The Audit Committee is a separately designated standing committee of the Board established in accordance with Section 3(a)(58)(A) of the Exchange Act and operates under a written charter initially approved by the Board on April 19, 2012, which is reviewed annually.

        Management is responsible for our system of internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. The Audit Committee is responsible for monitoring (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, and (3) the independence and performance of our auditors.

        The Audit Committee has reviewed and discussed with our management and the independent accountants the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2012, including a discussion of the quality, not just the acceptability, of the accounting principles applied, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement of Auditing Standards No. 114, The Auditor's Communication With Those Charged With Governance.

        Our independent accountants also provided to the Audit Committee the written disclosure required by applicable requirements of the Public Company Accounting Oversight Board regarding independent accountant's communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent accountants that firm's independence.

        Based on the Audit Committee's discussions with management and the independent accountants, and the Audit Committee's review of the representations of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC.

Audit Committee of the Board of Directors
Mary P. Ricciardello, Chairman Dr. Peter J. Hill, Member Loren M. Leiker, Member

 CORPORATE GOVERNANCE

Corporate Governance Guidelines

        The Board of Directors believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duty to stockholders. The Company's Corporate Governance Guidelines cover the following principal subjects:

  •
  role and functions of the Board of Directors and its Chairman;

  •
  qualifications and independence of directors;

  •
  size of the Board of Directors and director selection process;

  •
  committee functions and independence of committee members;

  •
  meetings of non-employee directors;

  •
  self-evaluation;

  •
  ethics and conflicts of interest (a copy of the current "Code of Business Conduct and Ethics" is posted on the Company's website at www.midstatespetroleum.com);

  •
  compensation of the Board of Directors;

  •
  succession planning;

  •
  access to senior management and to independent advisors;

  •
  new director orientation; and

  •
  continuing education.

        The "Corporate Governance Guidelines" are posted on the Company's website at www.midstatespetroleum.com. The Corporate Governance Guidelines will be reviewed periodically and as necessary by the Company's Nominating and Governance Committee, and any proposed additions to or amendments of the Corporate Governance Guidelines will be presented to the Board of Directors for its approval.

        The NYSE has adopted rules that require listed companies to adopt governance guidelines covering certain matters. The Company believes that the Corporate Governance Guidelines comply with the NYSE rules.

Board Leadership

        Mr. Crum has served as Chairman of the Board of Directors since February 2013. Mr. Crum has also served as our President and Chief Executive Officer since March 2011.

        The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that the optimal Board leadership structure may vary as circumstances warrant. Consistent with this understanding, non-management directors consider the Board's leadership structure on an annual basis.

        The Board has determined that the optimal Board leadership structure for us is served by the role of Chairman of the Board being held by our President and Chief Executive Officer, Mr. Crum. The Board has determined that this leadership structure is optimal for us because it believes that having one leader serving as both the Chairman and Chief Executive Officer provides decisive, consistent and effective leadership.

        Our non-management directors have also determined that it is optimal for the Board to have a "lead director," whose responsibilities include, among others, (i) presiding over executive sessions of the independent directors; (ii) establishing the agenda for each meeting of the independent directors; and (iii) serving as the Board of Directors' contact for employee and stockholder communications with the Board of Directors. In addition, all directors are encouraged to suggest the inclusion of agenda items or revisions to meeting materials, and any director is free to raise at any Board meeting items that are not on the agenda for that meeting. All of these principles are set forth in the Company's Corporate Governance Guidelines. Currently, Ms. Deulina serves as our lead director.

        Additionally, the Board of Directors regularly meets in executive session without the presence of the Chairman or other members of management. The lead director presides at these meetings and provides the Board of Directors' guidance and feedback to the Chairman and the Company's management team. Further, the Board of Directors has complete access to the Company's management team.

Communications with the Board of Directors

        Stockholders or other interested parties can contact any director (including Ms. Deulina, the Board's lead director), any committee of the Board, or our non-management directors as a group, by writing to them c/o Corporate Secretary, Midstates Petroleum Company, Inc., 4400 Post Oak Parkway, Suite 1900, Houston, Texas 77027. Comments or complaints relating to the Company's accounting, internal accounting controls or auditing matters will also be referred to members of the Audit Committee. All such communications will be forwarded to the appropriate member(s) of the Board.

Director Independence

        The Company's standards for determining director independence require the assessment of directors' independence each year. A director cannot be considered independent unless the Board of Directors affirmatively determines that he or she does not have any relationship with management or the Company that may interfere with the exercise of his or her independent judgment, including any of the relationships that would disqualify the director from being independent under the rules of the NYSE.

        The Board of Directors has assessed the independence of each non-employee director and each nominee for director under the Company's guidelines and the independence standards of the NYSE. The Board of Directors affirmatively determined that Dr. Hill, Messrs. Knudson, Leiker, Mogford and Tichio and Mses. Deulina and Ricciardello are independent.

        In connection with its assessment of the independence of each non-employee director, the Board of Directors also determined that Ms. Ricciardello, Dr. Hill and Mr. Leiker are independent, as defined in Section 10A of the Exchange Act and under the standards set forth by the NYSE applicable to members of the Audit Committee.

Financial Literacy of Audit Committee and Designation of Financial Experts

        The Board of Directors evaluated each of the members of the Audit Committee for financial literacy and the attributes of a financial expert in February 2013. The Board of Directors determined that each of the Audit Committee members is financially literate and that the Chairman of the Audit Committee, Mary P. Ricciardello, is an Audit Committee financial expert as defined by the SEC.

Oversight of Risk Management

        Except as discussed below, the Board of Directors as a whole oversees the Company's assessment of major risks and the measures taken to manage such risks. For example, the Board of Directors:

  •
  oversees management of the Company's commodity price risk through regular review with executive management of the Company's derivatives strategy, and the oversight of the

    Company's policy that limits the Company's authority to enter into derivative commodity price instruments to a specified level of production, above which management must seek Board approval;

  •
  has established specific dollar limits on the commitment authority of members of senior management and requires Board approval of expenditures exceeding that authority and of other material contracts and transactions; and

  •
  reviews management's capital spending plans, approves the Company's capital budget and requires that management present for Board review significant departures from those plans.

        The Company's Audit Committee is responsible for overseeing the Company's assessment and management of financial reporting and internal control risks, as well as other financial risks, such as the credit risks associated with counterparty exposure. Management and the Company's independent registered public accountants report regularly to the Audit Committee on those subjects. The Board of Directors does not consider its role in oversight of the Company's risk management function to be relevant to its choice of leadership structure.

Attendance at Annual Meetings

        The Board of Directors encourages all directors to attend the annual meetings of stockholders, if practicable. We anticipate that all of our directors will attend the Annual Meeting.

Hedging Policy

        Because the Company believes that it is improper and inappropriate for its directors or executive officers to engage in short-term or speculative transactions involving the Company's securities, the Company's insider trading policy prohibits any of its directors or executive officers from engaging in hedging transactions or other transactions involving any derivative securities of the Company.

Stock Ownership Requirements

        The Board of Directors believes that it is in the best interest of the Company and its stockholders to align the financial interests of the officers of the Company and non-employee members of the Board that receive an annual cash retainer with those of the Company's stockholders. In this regard, the Board has adopted minimum stock ownership guidelines.

        The guidelines require that the individuals covered by the policy must hold an interest in the Company's shares equal to the following:

  •
  the Chief Executive Officer—five times annual base salary;

  •
  officers that report directly to the Chief Executive Officer—three times annual base salary;

  •
  other officers—one time annual base salary; and

  •
  covered directors—four times their annual cash retainer.

        The forms of equity ownership that can be used to satisfy the ownership requirement include: (i) shares owned directly or indirectly (e.g., by a spouse or a trust), (ii) time vested restricted stock, (iii) restricted stock units or (iv) phantom stock. Unexercised options and unearned performance shares are not counted toward meeting the guidelines.

        Officers are required to satisfy their ownership requirements within the earlier of three years from (i) first appointment as an officer or (ii) the adoption of the guidelines and covered directors are required to satisfy their ownership requirements within the earlier of three years from (i) first joining the Board or (ii) the adoption of the guidelines.

        Compliance with this policy by each officer is reviewed by the Nominating and Governance Committee on an annual basis, and the Nominating and Governance Committee may exercise its discretion in response to any violation of this policy to limit the eligibility for or reduce the size of any future awards to the officer. The Nominating and Governance Committee has never found a violation of this policy, so the Nominating and Governance Committee has not exercised its discretion in this regard.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 22, 2013 by (i) each person who is known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock, (ii) each Named Executive Officer of the Company, (iii) each director and director nominee of the Company and (iv) all directors and executive officers as a group. Unless otherwise noted, the mailing address of each person or entity named below is 4400 Post Oak Parkway, Suite 1900, Houston, Texas 77027.

        As of March 22, 2013, 68,365,008 shares of our Common Stock were outstanding.

Name of Person or Identity of Group	Number of Shares	Percentage of Class(1)
FR Midstates Interholding, LP(1)	27,147,651	39.7%
Invesco Ltd.(2)	4,878,400	7.1%
Wellington Management Company LLP(3)	4,683,344	6.9%
John A. Crum	1,236,301	1.8%
Anastasia Deulina(4)	—	—
Dr. Peter J. Hill	—	*
Thomas C. Knudson	1,000	*
Loren M. Leiker	25,615	*
Stephen J. McDaniel	4,481,242	6.6%
John Mogford(4)	—	—
Mary P. Ricciardello	25,615	*
Robert M. Tichio(5)	—	—
Thomas L. Mitchell	459,399	*
Stephen C. Pugh	379,245	*
All directors and executive officers as a group (13 persons)	8,030,139	11.7%

*
Less than 1%.

(1)
FR Midstates Interholding, L.P.'s general partner is FR XII Alternative GP, L.L.C. FR XII Alternative GP, L.L.C.'s managing member is First Reserve GP XII, L.P. The general partner of First Reserve GP XII, L.P. is First Reserve GP XII Limited. William E. Macaulay is a director of First Reserve GP XII Limited and has the right to appoint the majority of the board of directors of First Reserve GP XII Limited.

(2)
Based on information obtained from Schedule 13G filed by Invesco Ltd. ("Invesco") with the SEC on February 13, 2013. According to this report, Invesco's business address is 1555 Peachtree Street NE; Atlanta, GA 30309. Invesco has sole voting power with respect to 4,166,414 of these shares and has sole dispositive power with respect to 4,878,400 of these shares.

(3)
Based on information obtained from Schedule 13G filed by Wellington Management Company, LLP ("Wellington") with the SEC on February 14, 2013. According to this report, Wellington's business address is 280 Congress Street, Boston, MA 02210. Wellington has shared voting power with respect to 4,194,344 of these shares and has shared dispositive power with respect to 4,683,344 of these shares.

(4)
Mr. Mogford is a managing director and Ms. Deulina is a non-executive director of First Reserve Management Limited, an affiliate of FR Midstates Interholding, L.P. ("FRMI"). Each of Mr. Mogford and Ms. Deulina disclaim beneficial ownership of the shares that relate to and are described in footnote 1 above. The address of each of the persons mentioned in this paragraph is One Lafayette Place, Greenwich, Connecticut 06830.

(5)
The address of Mr. Tichio is 712 Fifth Avenue, 51st Floor, New York, NY 10019.

 SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        The executive officers and directors of the Company and persons who own more than 10% of the Company's Common Stock are required to file reports with the SEC, disclosing the amount and nature of their beneficial ownership in Common Stock, as well as changes in that ownership. Based solely on its review of reports and written representations that the Company has received, the Company believes that all required reports were timely filed during 2012.

 TRANSACTIONS WITH RELATED PERSONS

Procedures for Review, Approval and Ratification of Related Person Transactions

        A "Related Party Transaction" is a transaction, arrangement or relationship in which the Company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A "Related Person" means:

  •
  any person who is, or at any time during the applicable period was, one of the Company's executive officers or one of its directors;

  •
  any person who is known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock;

  •
  any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of the Company's Common Stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of the Company's Common Stock; and

  •
  any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

        The Board of Directors has determined that the Audit Committee will periodically review all related person transactions that the rules of the SEC require be disclosed in the Company's proxy statement, and make a determination regarding the initial authorization or ratification of any such transaction.

        The Audit Committee is charged with reviewing the material facts of all related person transactions and either approving or disapproving of the Company's participation in such transactions under the Company's written Related Persons Transaction Policy adopted by the Board of Directors at the time of our initial public offering in April 2012, which pre-approves or ratifies (as applicable) certain related person transactions, including:

  •
  any employment of an executive officer if his or her compensation is required to be reported in the Company's proxy statement under Item 402;

  •
  director compensation which is required to be reported in the Company's proxy statement under Item 402;

  •
  any transaction with another company at which a Related Person's only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company's shares if the aggregate amount involved for any particular service does not exceed the greater of $500,000 or 25% of that company's total annual revenues; and

  •
  charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a Related Person's only relationship is as an employee (other than an executive officer) or a director if the aggregate amount involved does not exceed the lesser of $200,000 or 10% of the charitable organization's total annual receipts.

        In determining whether to approve or disapprove entry into a Related Party Transaction, the Audit Committee shall take into account, among other factors, the following: (1) whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and (2) the extent of the Related Person's interest in the transaction. Further, the policy requires that all Related Party Transactions required to be disclosed in the Company's filings with the SEC be so disclosed in accordance with applicable laws, rules and regulations.

        There were no related persons transactions since April 19, 2012 which were required to be reported in "Transactions with Related Persons," where the procedures described above did not require review, approval or ratification or where these procedures were not followed. In addition, since April 19, 2012, there has not been any transaction or series of similar transactions to which the Company was or is a party in which the amount involved exceeded or exceeds $120,000 and in which any of the Company's directors, executive officers, holders of more than 5% of any class of its voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described in "Executive Compensation and Other Information," and the transactions described or referred to below.

Stockholders' Agreement

        In connection with the closing of our initial public offering, we entered into a stockholders' agreement (the "Stockholders' Agreement") with FRMI, Mr. McDaniel (director and former Chairman of the Board), and certain of our executive officers and other members of our management team. The Stockholders' Agreement contains several provisions relating to the sale of our Common Stock by the parties thereto, a summary of which is set forth below.

        Messrs. Crum, Mitchell and Pugh have agreed not to transfer any shares of their Common Stock, subject to certain limited exceptions, prior to January 1, 2015; provided, however, that if FRMI proposes to transfer any shares of our Common Stock, Messrs. Crum, Mitchell and Pugh have the right to sell up to the same percentage of their Common Stock as that being sold by FRMI on or after December 1, 2012 until December 31, 2014.

        Members of our management team (with the exception of Messrs. Crum, Mitchell and Pugh) and Mr. McDaniel have agreed not to transfer any shares of their Common Stock, subject to certain limited exceptions, prior to January 1, 2014; provided, however, that in each of 2012 and 2013, each such stockholder is permitted to sell up to the greater of (i) a number of shares of Common Stock that would result in such stockholder holding 67% and 33% in 2012 and 2013, respectively, of the shares of Common Stock held by such stockholder prior to our initial public offering and (ii) a number of shares of Common Stock equal to the same percentage of shares of Common Stock as that sold by FRMI in each period.

        The Stockholders' Agreement also grants FRMI the right to nominate three members of our Board of Directors so long as FRMI holds at least 25% of our outstanding shares of Common Stock. Upon the identification by our Board of Directors of an additional director nominee that our Board of Directors has affirmatively determined is independent pursuant to the listing standards of the NYSE and Rule 10A-3 of the Exchange Act, FRMI has agreed to cause one of its director nominees to resign if so requested by the Board. In March 2013, the Board notified FRMI that it had identified Dr. Hill as an additional independent director and Mr. Krueger, an FRMI nominee, resigned from the Board, effective at the time of Dr Hill's appointment in April 2013. At and as of such time that FRMI holds less than 25% of our outstanding shares of Common Stock, FRMI will have the right to nominate one member of our Board of Directors. The Stockholders' Agreement also requires the stockholders party thereto to take all necessary actions, including voting their shares of Common Stock, for the election of the FRMI nominees and the Board's other nominees.

        In addition, the Stockholders' Agreement contains provisions restricting our ability to engage in certain transactions or take certain actions, including an actual or potential change in control or change in our management, without the consent of FRMI. Therefore, these provisions could adversely affect the price of our Common Stock.

        The Stockholders' Agreement also provides that the following actions by us require the consent of FRMI:

  •
  incurrence of debt that would result in a total net indebtedness to EBITDA ratio in excess of 2.50:1;

  •
  authorization, creation or issuance of any equity securities (other than pursuant to compensation plans approved by the compensation committee or in connection with certain permitted acquisitions);

  •
  redemption, acquisition or other purchase of any securities of the Company (other than certain repurchases from employees and directors);

  •
  amendment, repeal or alteration of our amended and restated certificate of incorporation or amended and restated bylaws;

  •
  any acquisition or disposition (where the amount of consideration exceeds $100 million in a single transaction or $200 million in any series of transactions during the calendar year);

  •
  consummation of a "change in control" transaction;

  •
  adoption, approval or issuance of any "poison pill" or similar rights plan; and

  •
  entry into any plan of liquidation, dissolution or winding-up of the Company.

        These actions by us require the consent of FRMI until the earlier of (i) receipt by our Board of Directors of FRMI's written election to waive its rights, (ii) the date FRMI ceases to hold at least 35% of our outstanding Common Stock, (iii) the third anniversary of the closing of our initial public offering or (iv) the date on which there are no directors nominated by FRMI serving as members of our Board of Directors.

Eagle Registration Rights Agreement

        On October 1, 2012, in connection with the closing of the Company's acquisition of the assets of Eagle Energy Production, LLC ("Eagle"), the Company, Eagle, FRMI and certain of our other stockholders entered into a Registration Rights Agreement (the "Eagle Registration Rights Agreement"), pursuant to which the Company has agreed to register the sale of shares of our Common Stock under the circumstances described below. The provisions relating to registration rights in the Eagle Registration Right Agreement supersede the provisions relating to registration rights contained in the Stockholders' Agreement that previously applied to FRMI only.

        At any time after the conversion of the Preferred Stock into Common Stock (with respect to Eagle) or October 25, 2012 (with respect to FRMI), Eagle or FRMI, as applicable, has the right to require us by written notice to register the sale of any number of their shares of Common Stock. We are required to provide notice of the demand request within 30 days following receipt of such demand request to all stockholders party to the Eagle Registration Rights Agreement to allow for inclusion of such other stockholders' Common Stock. Eagle and FRMI each have the right to cause up to an aggregate of six such demand registrations. In no event shall more than one demand registration occur within six months after the effective date of a registration statement filed pursuant to a demand request or within 60 days prior to our good faith estimate of the date of an offering and 180 days after the effective date of a registration statement we file.

        If, at any time, we propose to register an offering of Common Stock (subject to certain exceptions) for our own account, then we must give prompt notice (subject to reduction to one business day's notice in connection with certain offerings) to all stockholders party to the Eagle Registration Rights Agreement to allow them to include a specified number of their shares in that registration statement.

        These registration rights are subject to certain conditions and limitations, including the right of underwriters to limit the number of shares to be included in a registration and our right to delay or withdraw a registration statement under certain circumstances. The obligations to register shares under the Eagle Registration Rights Agreement will terminate when no registrable shares (as defined in the Eagle Registration Rights Agreement) remain outstanding.

Certain Rights of the Holders of Preferred Stock

        In connection with the Eagle Energy Acquisition, on September 28, 2012, the Company filed with the Secretary of State of the State of Delaware a Certificate of Designations (the "Certificate of Designations") to designate 325,000 shares of the Preferred Stock as Series A Mandatorily Convertible Preferred Stock.

        The Preferred Stock have certain rights and terms set forth on the Certificate of Designations, including voting rights that are similar to those belonging to holders of our Common Stock on an as-converted basis (except with respect to the election of directors and the approval of certain transactions where the holders of the Preferred Stock would be entitled to consideration at least equal to the then applicable liquidation preference) until such time as holders of the Preferred Stock are permitted to convert their shares into Common Stock and the market price of the Company's Common Stock is above the conversion price then in effect for 15 consecutive trading days. The Preferred Stock rank senior to the Company's Common Stock with respect to dividend rights. In addition, the holders of the Preferred Stock have the right, subject to the terms and conditions set forth in the Certificate of Designations, to elect one member of the Board of Directors, and to approve certain corporate actions, including the following:

  •
  the creation or issuance of any class of capital stock senior to or on parity with the Preferred Stock;

  •
  the redemption, acquisition or purchase by the Company of any of its equity securities, other than a repurchase from an employee or director in connection with such person's termination or as provided in the agreement pursuant to which such equity securities were issued;

  •
  any change to the Company's certificate of incorporation or bylaws that adversely affects the rights, preferences, privileges or voting rights of the holders of the Preferred Stock;

  •
  acquisitions or dispositions for which the amount of consideration exceeds 20% of the Company's market capitalization in any single transaction or 40% of the Company's market capitalization for any series of transactions during a calendar year;

  •
  entering into certain transactions with affiliates, other than transactions that do not exceed, in the aggregate, $10 million in any calendar year;

  •
  certain corporate transactions unless the holders of the Preferred Stock would receive consideration consisting solely of cash and/or marketable securities with an aggregate fair market value equal to or greater than the then applicable liquidation preference on such shares of Preferred Stock; and

  •
  any increase or decrease in the size of the Company's Board of Directors.

Transactions with Related Persons

        For the fiscal year ended 2012, Kristen N. McDaniel, who served as the Company's Chief Financial Officer through September 2011 and is the wife of Mr. McDaniel, received $150,000 in fees for consulting services rendered to the Company. The consulting arrangement with Mrs. McDaniel terminated in July 2012.

        For the fiscal year ended 2012, Scott McDaniel, who is the brother of Mr. McDaniel, received $207,800 in total compensation as an employee of the Company. In addition Scott McDaniel was eligible to participate in all benefit plans and programs available generally to the Company's employees.

 ITEM TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as the independent registered public accounting firm of the Company for 2013. The 2012 audit of the Company's consolidated financial statements was completed on March 21, 2013.

        The Board of Directors is submitting the appointment of Deloitte & Touche LLP for ratification at the Annual Meeting. The submission of this matter for approval by stockholders is not legally required, but the Board of Directors and the Audit Committee believe the submission provides an opportunity for stockholders through their vote to communicate with the Board of Directors and the Audit Committee about an important aspect of corporate governance. If the stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider the appointment of that firm as the Company's auditors.

        The Audit Committee has the sole authority and responsibility to retain, evaluate and replace the Company's auditors. The stockholders' ratification of the appointment of Deloitte & Touche LLP does not limit the authority of the Audit Committee to change auditors at any time.

Audit and Other Fees

        The table below sets forth the aggregate fees billed by Deloitte & Touche LLP, the Company's independent registered public accounting firm, for the last two fiscal years (in thousands):

	2012	2011
Audit Fees(1)	$850,000	$870,000
Audit-related Fees(2)	170,350	770,527
Tax Fees(3)	122,370	144,515
Other Fees	0	0

Total	$1,142,720	$1,785,042

(1)
Audit fees represent fees for professional services provided in connection with: (a) the annual audit of the Company's consolidated financial statements; (b) the review of the Company's quarterly consolidated financial statements; and (c) review of the Company's other filings with the SEC, including review and preparation of registration statements, comfort letters, consents and research necessary to comply with generally accepted auditing standards for the years ended December 31, 2012 and 2011.

(2)
Audit-related fees represent fees represent fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements not reported under "Audit Fees."

(3)
Tax fees represent tax return preparation and consultation on tax matters

        The charter of the Audit Committee and its pre-approval policy require that the Audit Committee review and pre-approve the plan and scope of Deloitte &Touche LLP's audit, audit-related, tax and other services. For the year ended December 31, 2012, the Audit Committee pre-approved 100% of the services described above under the captions "Audit Fees," "Audit-related Fees," "Tax Fees" and "Other Fees."

        The Company expects that representatives of Deloitte &Touche LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.

        The Board of Directors unanimously recommends that stockholders vote FOR the ratification of the appointment of Deloitte &Touche LLP as the auditors of the Company for 2013.

 STOCKHOLDER PROPOSALS; IDENTIFICATION OF DIRECTOR CANDIDATES

        Any stockholder of the Company who desires to submit a proposal for action at the 2014 annual meeting of stockholders and wishes to have such proposal (a "Rule 14a-8 Proposal") included in the Company's proxy materials, must submit such Rule 14a-8 Proposal to the Company at its principal executive offices no later than December 17, 2013, unless the Company notifies the stockholders otherwise. Only those Rule 14a-8 Proposals that are timely received by the Company and proper for stockholder action (and otherwise proper) will be included in the Company's proxy materials.

        Any stockholder of the Company who desires to submit a proposal for action at the 2014 annual meeting of stockholders, but does not wish to have such proposal (a "Non-Rule 14a-8 Proposal") included in the Company's proxy materials, must submit such Non-Rule 14a-8 Proposal to the Company at its principal executive offices so that it is received between January 16, 2014 and February 15, 2014, unless the Company notifies the stockholders otherwise. If a Non-Rule 14a-8 Proposal is not received by the Company on or before February 15, 2014, the Company intends to exercise its discretionary voting authority with respect to such Non-Rule 14a-8 Proposal.

        "Discretionary voting authority" is the ability to vote proxies that stockholders have executed and submitted to the Company, on matters not specifically reflected in the Company's proxy materials, and on which stockholders have not had an opportunity to vote by proxy.

        It is the responsibility of the Nominating and Governance Committee to identify, evaluate and recommend to the Board of Directors nominees for election at the annual meeting of stockholders, as well as to fill vacancies or additions on the Board of Directors that may occur between annual meetings. The Nominating and Governance Committee endeavors to recommend only director candidates who possess the highest personal values and integrity; who have experience and have exhibited achievements in one or more of the key professional, business, financial, legal and other challenges that face a U.S. independent oil and gas company; who exhibit sound judgment, intelligence, personal character, and the ability to make independent analytical inquiries; who demonstrate a willingness to devote adequate time to Board of Director duties; and who are likely to be able to serve on the Board of Directors for a sustained period.

        The Nominating and Governance Committee's charter requires consideration of the diversity of, and the optimal enhancement of the current mix of talent and experience on, the Board of Directors. In that regard, the Nominating and Governance Committee endeavors to achieve an overall balance of diversity of experiences, skills, attributes and viewpoints among our directors. The Nominating and Governance Committee believes it has achieved that balance through the representation on the Board of Directors of members having experience in the oil and gas industry, accounting and investment analysis, among other areas. The Nominating and Governance Committee does not discriminate based upon race, religion, sex, national origin, age, disability, citizenship or any other legally protected status.

        In identifying potential director candidates, the Nominating and Governance Committee relies on any source available for the identification and recommendation of candidates, including current directors and officers. In addition, the Nominating and Governance Committee from time to time will engage a third party search firm to identify or evaluate, or assist in identifying or evaluating potential candidates, for which the third party search firm will be paid a fee.

        The Nominating and Governance Committee will also consider any nominee recommended by stockholders for election at the annual meeting of stockholders to be held in 2014 if that nomination is submitted in writing, between January 16, 2014 and February 15, 2014, to Midstates Petroleum Company, Inc., 4400 Post Oak Parkway, Suite 1900, Houston, Texas 77027, Attention: Corporate Secretary. The Company will evaluate director nominees proposed by stockholders on the same basis as recommendations received from any other source. With respect to each such nominee, the following information must be provided to the Company with the written nomination:

  •
  the nominee's name, address and other personal information;

  •
  the number of shares of each class and series of stock of the Company held by such nominee;

  •
  the nominating stockholder's name, residential address and telephone number, and business address and telephone number; and

  •
  all other information required to be disclosed pursuant to the Company's bylaws and Regulation 14A of the Securities and Exchange Act of 1934.

        Each submission must also include a statement of the qualifications of the nominee, a notarized consent signed by the nominee evidencing a willingness to serve as a director, if elected, and a written representation and agreement that such person (i) is not and will not become a party to any voting agreement or compensation agreement that has not been disclosed to the Company or that could limit or interfere with the nominee's ability to comply with their fiduciary duties under applicable law and (ii) will comply with all of the Company's applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines.

        The Company suggests that any such proposal be sent by certified mail, return receipt requested.

SOLICITATION OF PROXIES

        Solicitation of Proxies may be made via the Internet, by mail, personal interview or telephone by officers, directors and regular employees of the Company. The Company may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the Common Stock that those companies or persons hold of record, and the Company will reimburse the forwarding expenses. In addition, the Company has retained Broadridge Financial Solutions to tabulate votes for a fee estimated not to exceed $10,000. The Company will bear all costs of solicitation.

STOCKHOLDER LIST

        In accordance with the Delaware General Corporation Law, the Company will maintain at its corporate offices in Houston, Texas, a list of the stockholders entitled to vote at the Annual Meeting. The list will be open to the examination of any stockholder, for purposes germane to the Annual Meeting, during ordinary business hours for ten days before the Annual Meeting.

STOCKHOLDERS SHARING AN ADDRESS

        We will deliver only one Proxy Statement and Annual Report to Stockholders to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholder. We undertake to deliver promptly, upon written or oral request, an additional copy of the Proxy Statement and Annual Report to Stockholders to a stockholder at a shared address to which a single copy has been delivered. A stockholder can notify us that the stockholder wishes to receive a separate copy of the Proxy Statement and Annual Report to Stockholders by contacting us at the following address or phone number: Midstates Petroleum Company, Inc., 4400 Post Oak Parkway, Suite 1900, Houston, Texas 77027, Attention: Corporate Secretary. Conversely, if multiple stockholders sharing an address receive multiple Proxy Statements and Annual Reports to Stockholders and wish to receive only one, such stockholders can notify us at the address or phone number set forth above.

PROXY MATERIALS ANNUAL REPORT AND OTHER INFORMATION

        The Company's Annual Report to Stockholders for the year ended December 31, 2012, is being made available to stockholders concurrently with this Proxy Statement and does not form part of the proxy solicitation material.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0000173198_1 R1.0.0.51160 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Peter J. Hill 02 Thomas C. Knudson 03 Stephen J. McDaniel MIDSTATES PETROLEUM COMPANY, INC. 4400 POST OAK PARKWAY, SUITE 1900 HOUSTON, TX 77027 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2 To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered accountants for 2013. NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000173198_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com . MIDSTATES PETROLEUM COMPANY, INC. Annual Meeting of Stockholders May 16, 2013 9:00 AM This proxy is solicited by the Board of Directors The undersigned hereby appoints Thomas L. Mitchell, John P. Foley and Eric J. Christ, and each of them, as proxies, each with the full power of substitution and revocation as to each of them, to represent the undersigned and to vote all of the shares of Common Stock of MIDSTATES PETROLEUM COMPANY, INC. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 16, 2013, and any adjournment or postponement thereof, upon the matters set forth on the reverse side. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, THE NAMED PROXIES WILL VOTE "FOR ALL" ON THE ELECTION OF DIRECTOR NOMINEES, "FOR" ITEM 2 AND IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. TO BE VALID, THIS PROXY MUST BE SIGNED. Continued and to be signed on reverse side

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date 0000173197_1 R1.0.0.51160 MIDSTATES PETROLEUM COMPANY, INC. 4400 POST OAK PARKWAY, SUITE 1900 HOUSTON, TX 77027 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2 To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered accountants for 2013. NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000173197_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com . MIDSTATES PETROLEUM COMPANY, INC. Annual Meeting of Stockholders May 16, 2013 9:00 AM This proxy is solicited by the Board of Directors The undersigned hereby appoints Thomas L. Mitchell, John P. Foley and Eric J. Christ, and each of them, as proxies, each with the full power of substitution and revocation as to each of them, to represent the undersigned and to vote all of the shares of Series A Mandatorily Convertible Preferred Stock of MIDSTATES PETROLEUM COMPANY, INC. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 16, 2013, and any adjournment or postponement thereof, upon the matters set forth on the reverse side. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, THE NAMED PROXIES WILL VOTE "FOR" ITEM 2 AND IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. TO BE VALID, THIS PROXY MUST BE SIGNED. Continued and to be signed on reverse side

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YOUR VOTE IS IMPORTANT
QUORUM AND VOTING
ITEM ONE
ELECTION OF DIRECTORS
DIRECTORS AND EXECUTIVE OFFICERS
MEETINGS AND COMMITTEES OF DIRECTORS
EXECUTIVE COMPENSATION
2012 Annual Bonus Plan (Prior to Eagle Acquisition)
2012 Annual Bonus Plan (Following Eagle Acquisition)
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
AUDIT COMMITTEE REPORT
CORPORATE GOVERNANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
TRANSACTIONS WITH RELATED PERSONS
ITEM TWO
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
STOCKHOLDER PROPOSALS; IDENTIFICATION OF DIRECTOR CANDIDATES
SOLICITATION OF PROXIES
STOCKHOLDER LIST
STOCKHOLDERS SHARING AN ADDRESS
PROXY MATERIALS ANNUAL REPORT AND OTHER INFORMATION